Exhibit 99.2

FOR IMMEDIATE RELEASE

June 4, 2008

Millennium Bankshares Signs Agreement with the Federal Reserve Bank of Richmond

Reston, VA – June 4, 2008 – Millennium Bankshares Corporation (Nasdaq: MBVA) today announced it has signed a Written Agreement with the Federal Reserve Bank of Richmond.  CEO Richard Linhart stated that this was not unexpected in light of the Formal Agreement Millennium Bank, N.A. signed with the Office of the Comptroller of the Currency on January 24, 2008.

The Agreement with the Federal Reserve has five substantive conditions that Bankshares must comply with.

•                  Bankshares must get prior approval before paying any cash dividends to shareholders.  Bankshares stopped paying its modest dividend of $.02 per share quarterly after the second quarter dividend in 2007 and has no plans to start paying cash dividends until a strong level of core earnings are achieved.

•                  Bankshares must get prior approval before paying its quarterly interest payment on the $8 million Capital Trust Preferred Securities and related debentures.  Bankshares had already started this practice and received prior approval before its last quarterly payment on the securities.

•                  Bankshares may not incur or increase or guarantee any debt without prior approval.  Bankshares does not have any current plans to do such transactions.

•                  Bankshares may not purchase or redeem any of its stock without prior approval. Bankshares does not have any currently authorized stock purchase plan.

•                  Bankshares must get prior approval to add new directors to the Board of Directors and must get prior approval to hire or promote anyone to a senior executive level.  Bankshares has no plans to do either at this time.

Bankshares must also comply with certain laws and regulations regarding severance and indemnification payments to institution affiliated parties, and furnish written progress reports to the Federal Reserve on a quarterly basis.

Bankshares does not expect that compliance with the Agreement will have a material affect on its operations.

Contacts:

Richard I. Linhart, Chairman, President and CEO

(703) 464-1966

Dale G. Phelps, EVP and CFO

(703) 464-1962